EXHIBIT 23
Consent of Independent Certified Public Accountants
To the Board of Directors
     Professional Veterinary Products, Ltd.
     As independent certified public accountants, we hereby consent to the use of our report dated October 4, 2005, relating to the financial statements of Professional Veterinary Products, Ltd., which report appears in the Annual Report dated July 31, 2005 on Form 10-K of Professional Veterinary Products, Ltd.
October 27, 2005

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.